EXHIBIT 10-6-2

COSI, INC.

AND

DISTRIBUTION MARKET ADVANTAGE, INC.

MASTER DISTRIBUTION AGREEMENT ADDENDUM

This addendum modifies and replaces Section 2.Term of Agreement of the Master Distribution Agreement dated November 1, 2005, which reads:

Term of Agreement

This master distribution agreement will become effective on November 1, 2005 and will remain in effect until October 31, 2010.  Both parties may also agree to extend this agreement for an additional mutually agreed upon timeframe.

As referencing the above, both parties have agreed to extend the master distribution agreement for a period of three (3) years.  Also the term will automatically renew for two (2) successive one-year periods thereafter, unless Cosi or DMA give notice of non-renewal to the other at least ninety (90) days prior to the end of the term.  Notice is to be delivered via registered U.S. mail or by courier obtaining signature of receipt.  The extension will become effective November 1, 2010 and remain in effect until December 31, 2013.

A change to the language in section 6.5 of the master agreement will be as follows:  The average cases per stop are currently 62 for the chain.  If the average drops below 50 for a calendar quarter, a review and possible adjustment to the mark up will be addressed with and considered by Cosi. There will be no adjustment(s) made in the selling margin (referenced on page one (1) of the Master Distribution Agreement) or any other changes of the Master Distribution Agreement with out prior written consent and approval from both D.M.A. and Cosi Inc.  Additionally, we (DMA) agree to strike the $195 selling margin referenced on page one of the master agreement.

Accepted:

Cosi, Inc.	Distribution Market Advantage Inc.

/s/ Steve Scrima	/s/ Robert Sala
Signature	Signature

VP Purchasing & Distribution	CEO
Title	Title

May 28, 2010	May 20, 2010
Date	Date